Exhibit 4.3

GUARANTEE

For value received, each Subsidiary Guarantor has, jointly and severally, fully and unconditionally and irrevocably guaranteed, to the extent set forth in the Indenture, dated as of May 18, 2026 (as supplemented or amended, the “Indenture”), among SharonAI Holdings Inc., a Delaware corporation (the “Company”), the Subsidiary Guarantors named therein and U.S. Bank Trust Company, National Association, as trustee (the “Trustee”), and subject to the provisions in the Indenture, (a) the due and punctual payment of the principal of, premium, if any, and interest on the Notes (as defined in the Indenture), whether at the stated Maturity Date, by acceleration, repurchase upon a Fundamental Change or otherwise, the due and punctual payment of interest on overdue principal, premium, and interest, to the extent permitted by law, and the due and punctual performance of all other obligations of the Company to the Holders, the Trustee all in accordance with the terms of the Indenture and (b) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at the stated Maturity Date, by acceleration or otherwise. The obligations of the Subsidiary Guarantors to the Holders of Notes, to the Trustee pursuant to the Guarantee and the Indenture are expressly set forth in Article 12 of the Indenture and reference is hereby made to the Indenture for the precise terms of the Guarantee. This Guarantee shall be governed by and construed in accordance with the laws of the State of New York.

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By:
Name:
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Dated: